UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2013

IDEXX LABORATORIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19271	01-0393723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 207.556.0300

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2013, IDEXX Laboratories, Inc. (the “Company”) announced the appointment of Brian P. McKeon to serve as the Company’s Executive Vice President and Chief Financial Officer, effective as of January 1, 2014. Mr. McKeon has been a member of the Company’s Board of Directors (the “Board”) since July 2003 and has served as Chairman of the Company’s Audit Committee and as a member of the Company’s Compensation Committee. Mr. McKeon has resigned from the Audit Committee and Compensation Committee effective as of October 11, 2013, and has resigned from the Board effective upon the commencement of his employment with the Company.

Mr. McKeon, age 51, has served as Executive Vice President and Chief Financial Officer for Iron Mountain Incorporated, a publicly-traded provider of information protection and storage services, since April 2007. Previously, Mr. McKeon was Executive Vice President and Chief Financial Officer of The Timberland Company, a publicly-traded provider of premium outdoor footwear, apparel and accessories, from March 2000 to April 2007. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo Inc., serving most recently as Vice President, Finance at Pepsi-Cola, North America. Prior to joining PepsiCo, Mr. McKeon worked as a strategy consultant with the Alliance Consulting group and as an auditor with Coopers & Lybrand. Mr. McKeon earned a B.S. from the University of Connecticut and received an M.B.A. from Harvard University.

The Company’s Compensation Committee has approved the following compensation arrangements for Mr. McKeon: (i) an annual base salary of $500,000; (ii) a fiscal 2014 target bonus under the Company’s Senior Executive Incentive Plan of 75% of base salary; (iii) equity awards, to be granted effective as of the first date of employment, having a value of $1,500,000 in the aggregate under the Company’s 2009 Stock Incentive Plan, as amended (the “Plan”) and consisting of (1) $750,000 of restricted stock units providing a right to receive a specified number of shares of Common Stock (rounded to avoid the issuance of fractional shares) using the closing price of the Common Stock on the NASDAQ market as of the grant date (or, in the event such date is not a trading date on the NASDAQ market, the immediately preceding trading date) (the “Closing Price”) and (2) $750,000 of stock options to purchase a specified number of shares of the Company’s Common Stock (rounded to avoid the issuance of fractional shares) using the Black-Scholes value as of the grant date and having an exercise price equal to the Closing Price; each equity award shall vest proportionately on an annual basis over a 5-year period with the first vesting date to occur on the first anniversary of Mr. McKeon’s employment; (iv) reimbursement of up to $120,000 for reasonable costs associated with Mr. McKeon’s relocation to the Company’s headquarters in the Portland, Maine area; and (v) certain change in control benefits pursuant to an Executive Employment Agreement, with the same terms as other of the Company executive officers receive, other than the Company’s Chief Executive Officer, as more fully described in the “Executive Compensation – Change in Control Agreements” section of the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 27, 2013.

In addition, commencing in February 2014, Mr. McKeon will be eligible for an annual equity awards under the Plan subject to requisite Board (or Compensation Committee) approval and in accordance with the Company’s guidelines for his position.

The Compensation Committee also agreed to amend certain equity awards previously granted to Mr. McKeon in connection with his service as a director, as follows: (i) the stock option granted to Mr. McKeon on May 8, 2013 under the Plan was amended to provide that it will vest as long as Mr. McKeon is either an employee or director of the Company on May 7, 2014; (ii) each of the stock options granted to Mr. McKeon under the Plan was amended to provide that it will remain exercisable until the earlier of (x) three months following Mr. McKeon’s ceasing to be an employee or director of the Corporation and (y)

the expiration of such stock option; and (iii) the restricted stock unit awards granted on May 8, 2013 to Mr. McKeon pursuant to the Company’s Director Deferred Compensation Plan that are represented by deferred stock units were amended such that they will vest in full as of Mr. McKeon’s last day as a member of the Board so long as Mr. McKeon commences employment prior to May 7, 2014.

In connection with Mr. McKeon’s election as the Company’s Executive Vice President and Chief Financial Officer, Mr. Willard R. Blanche, Jr., currently serving as the interim Chief Financial Officer and Principal Financial Officer of the Company, will resign as interim Chief Financial Officer and cease serving as Principal Financial Officer of the Company, effective as of January 1, 2014, Mr. Jeffery D. Chadbourne, currently serving as the acting Principal Accounting Officer of the Company, will cease serving as Principal Accounting Officer of the Company, effective as of January 1, 2014, and Mr. McKeon will be appointed as the Company’s Principal Financial Officer and Principal Accounting Officer, effective as of January 1, 2014.

The information regarding Mr. McKeon set forth under the section “Corporate Governance – Related Party Transactions” in the Company’s Proxy Statement for Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 27, 2013 is incorporated herein by this reference.

The full text of the press release issued in connection with the announcement of Mr. McKeon’s appointment as the Company’s Executive Vice President and Chief Financial Officer is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated October 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: October 16, 2013	By:	/s/ JEFFREY A. FIARMAN

Jeffrey A. Fiarman Executive Vice President, General Counsel and Secretary

Exhibit No.	Description of Exhibit

99.1	Press Release dated October 15, 2013